Exhibit 99.1

Truven Health Analytics Inc. Announces Commencement of Offering of $40,000,000 Aggregate Principal Amount of Its 10.625% Senior Notes due 2020

Ann Arbor, Michigan November 6, 2014 — Truven Health Analytics Inc. (“Truven”) announced today that it has commenced a private placement offering, exempt from registration under the Securities Act of 1933, of $40,000,000 aggregate principal amount of its 10.625% Senior Notes due 2020 (the “Additional Notes”). The Additional Notes will be issued under the indenture dated June 6, 2012 (the “Indenture”) governing the $327,150,000 aggregate principal amount of 10.625% Senior Notes due 2020 that were issued on June 6, 2012 (the “Existing Notes”).  The Additional Notes will form a single series with the Existing Notes. Truven intends to use the net proceeds of the proposed offering together with cash on hand to finance the acquisition of Heartbeat Experts, a leading provider of stakeholder information that is essential for life sciences companies to gain drug approval, reimbursement, and adoption and to repay borrowings under its revolving credit facility used to finance the acquisition of Joan Wellman and Associates, Inc., a leading provider of lean consulting services to the healthcare industry, and pay related fees and expenses.

The Additional Notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the Additional Notes.

This press release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the offering and the use of proceeds therefrom. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward- looking statements is available in Truven’s filings with the Securities and Exchange Commission.

Contacts:
Jim Bolotin, VP Controller

T: 312-533-3360

1 N. Dearborn St.

Suite 1400

Chicago, IL 60602

E: investorrelations@truvenhealth.com